Exhibit 10.8
OPTION AGREEMENT
This Option Agreement is made and entered into on this 29th day of July 2005, by and between “Jean G. TenHulzen Revocable Trust” (the “Seller”), and E Energy Adams a Nebraska Limited Liability Company (the “Buyer”). For valuable consideration received, the receipt and sufficiency of which is hereby acknowledged, the Seller grants to the Buyer an option to purchase under the following terms and conditions.
SECTION ONE
GRANT OF OPTION
A. In consideration of the mutual promises of the parties, the Seller does hereby give and grant to the Buyer the exclusive and irrevocable right, privilege and option to purchase, under the conditions hereinafter provided, all of the Seller’s right title and interest in the real property which is located in Gage County, State of Nebraska, and more particularly described as follows:
A strip of Lane 100 Ft wide running the full length of the railroad line on those lands belonging to Jean G. TenHulzen Revocable Trust in Sections 17 and 20 of Township 6 North, Range 8 East of the 6th P.M. Gage County Nebraska. Said strip to be 200 foot South and West of the BNSF railroad running parallel to it. Parcel is estimated to be approximately 7 acres. Exact legal description and acreage to be determined by a licensed Surveyor.
(the “Property”)
B. The nonrefundable Option Deposit of $1,000.00 to be paid by the Buyer to the Seller pursuant to this Agreement shall be applied towards the Purchase Price of the Property. The Seller fully agrees and acknowledges that the consideration given by the Buyer constitutes legal, adequate, and valuable consideration for the purposes of this Agreement.
C. The purchase price for the Property shall be the sum of $5,000.00 per acre (the “Purchase Price”)
D. The “Effective Date” shall be the date that the last of the parties hereto signs and acknowledges this Option Agreement.
SECTION TWO
OPTIONS TERMS
A. The Seller, in consideration for the payment of the nonrefundable Option Deposit and other consideration, does hereby give to the Buyer the exclusive right and option to purchase the Property described above (the “Option”).

B. The nonrefundable Option Deposit shall be paid by the Buyer to the Seller within five (5) business days after all parties have executed this Option Agreement.
C. The Buyer shall have the right to exercise this Option during a period of time beginning at 12:00 o’clock noon on the Effective Date and lasting until 12:00 o’clock noon on the same day and calendar month and two full years after the Effective Date (the “Ending Date”). The Buyer shall exercise this option by giving written notice by certified or registered mail to the Seller at the address indicated above, by hand delivering written notice to the Seller, or by providing other written notice (with the Seller giving the Buyer a written receipt indicating the time and date of receipt). The date that the Seller receives this notice shall be known as the “Date of Commencement.”
D. It is understood and agreed that time is of essence of this agreement with regard to the closing of this transaction after the option is exercised by the Buyer. If the Buyer does not exercise this Option by the ending date as specified above, then the right and option set forth herein shall immediately terminate.
SECTION THREE
PROMISES OF PARTIES FOLLOWING EXERCISE OF OPTION
     Subject to the Buyer exercising this Option, the Seller and the Buyer agree that the Seller shall sell and the Buyer shall buy the Property upon the following terms and conditions:
A. Representations and Warranties
     To induce the Buyer to enter to enter into this Agreement, the Seller makes the following representation, warranties, and covenants:
          1. Seller has good and marketable fee simple title to the Property, free and clear of all liens, property taxes, encumbrances, and restrictions, except for those restrictions appearing of record, taxes for the year of closing, encumbrances that will be cleared prior to closing, and encumbrances that will be cleared at closing out of the Seller’s proceeds from the Purchase Price.
          2. There are no condemnations or similar proceedings affecting any part of the Property and no such proceeding shall be pending on the Closing Date. To the best of the Seller’s knowledge, no such condemnations or other proceeds are threatened or planned.
          3. To the best of the Seller’s knowledge, there are no toxic wastes on, in or around the Property and the Property has not been used to manufacture, store, or dispose of environmentally hazardous materials.
          4. There are no leases, service contracts or agreements relating to the operation, maintenance, or security of the property under which the Seller is Bound and which will survive the closing, except the existing lease to Gary Kroese currently in effect for the crop year 2005.

          5. All encroachments, reservations, limitations, road right of ways, or servitudes affecting the Property are disclosed in the Public Records.
          6. The Seller is not subject to any commitment, obligation, or agreement, including, but not limited to, any right of first refusal or option to purchase, granted to a third party, which would or could prevent the Seller from completing the sale of the Property as contemplated by this Agreement.
          7. Seller shall be in sole and exclusive possession of the Property and will deliver possession of the Property free of all leases (except the existing lease identified above) on the Closing Date; provided, however, in the event that Buyer exercises this Option and the transaction is closed during the calendar year, the total rent for such calendar year shall be prorated between the parties.
          8. The Seller shall maintain the property in its present condition on the Effective Date through the date of the Buyer’s exercise of its option and the closing of this transaction. Risk of loss from fire or other casualty shall remain with the Seller until the property is conveyed to the Buyer.
B. Conditions Precedent
     The obligations of the Buyer to close this transaction are subject to the Buyer having given Notice of its exercise of this Option to Purchase and subject to the following:
          1. All representations and warranties of the Seller shall be true and correct as of the Closing Date as if such representations and warranties were being made on such date.
          2. Seller shall have performed all covenants to e performed by the Seller as is herein provided.
          3. The Seller shall grant full possession of the real estate to the Buyer at the time of closing, subject only to the existing Lease to Gary Kroese for the calendar year 2005 and any annual renewals of said Lease entered into between Seller and the Tenant prior t the time of Buyers’ exercise of the option to purchase.
          4. If any of such conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Buyer shall have the right to terminate this Agreement.
C. Marketable Title
          1. Seller shall convey a marketable title, subject only to liens, encumbrances, exceptions, or qualifications set forth in this Agreement and those which shall be discharged by Seller at or before closing. Marketable title shall be determined according to applicable title standards adopted by authority of the Nebraska State Bar Association and in accordance the law.

          2. The Buyer shall secure and pay the cost of an owner’s title insurance policy through a carrier of the Buyer’s choice.
          3. If the Buyer discovers that the title is defective, the Buyer shall notify the Seller in writing specifying the defect(s). If the defect(s) render the title unmarketable or uninsurable the Seller will have 30 days from the receipt of notice within which to remove the defect(s). All expenses to clear title defects shall be paid by the Seller.
D. Closing
          1. This transaction shall be closed and the deed and other closing papers delivered on or before the 30th day following the Date of Commencement of this Agreement (the “Closing Date”) unless extended by other provisions of this Contract or by the mutual consent of both parties. The closing shall be held in the county in which the Property is located, at the office of the title insurance company providing the title insurance policy to the Buyer. It is our understanding that Mrs. TenHulzen will sing in front of a notary at her place of residence.
          2. At closing the Buyer shall pay the cash portion of the Purchase Price by bank cashier’s check or certified check either of which shall be issued by and drawn on a local institution and the Seller shall furnish the deed, an absence of lien affidavit, non-foreign status affidavit, and any corrective instruments that may be required in connection with perfecting the title.
          3. Except as otherwise specifically provided herein, the Buyer shall pay all of the costs of the closing of this transaction, including Seller’s Attorney fee.
E. Conveyance
     The Seller shall convey marketable title in the property to the Buyer by Warranty Deed, subject only to easements and restrictions of record.
F. Survey
     The Buyer, at the Buyer’s expense, at anytime within the Option period, may have the property surveyed.
G. Ingress and Egress
     The Seller warrants that there is ingress and egress to the Property from the public road or highway adjacent to the property.
H. Liens
     The Seller shall furnish to the Buyer at time of closing an affidavit attesting to the absence, unless otherwise provided for herein, of any financing statements, claims of lien or potential lienors known to the Seller and further attesting that there have been on improvements or repairs to the Property for 120 days immediately preceding the date of closing in a form satisfactory to the Buyer. If the Property has been improved, or repaired within such time, the Seller shall deliver releases or waivers of mechanic’s liens, executed by all general contractors, subcontractors, suppliers, and materialmen, in addition to the Seller’s lien affidavit setting forth the names of all such general contractors, subcontractors, suppliers, and materialmen and further reciting that in fact all bills for work to the Property or personalty which could serve as a basis for a mechanic’s lien or a claim for damages have been paid or will be paid at closing.
I. Prorations
     The Seller shall pay all real estate taxes and assessments (if any) levied and assessed for all years prior to the date of closing. The real estate taxes for the year of closing shall be prorated to the date of closing. In the event that the amount of the taxes for the year of closing is not known at the time of closing, such real estate taxes shall be prorated on the basis of the taxes levied and assessments for the prior calendar year. The Buyer shall assume and pay any and all recapture of real estate taxes levied as a result of the property having greenbelt designation.
J. License to Enter
          1. The Seller grants to the Buyer and its employees, representatives, agents, contractors and subcontractors, a license to enter upon the premises for the purposes of inspection, evaluation and investigation of the physical characteristics and legal and regulatory status of the Property, as well as any other physical inspections and other investigations of and concerning the Property as Buyer, in its sole discretion, may deem appropriate, including but not limited to environmental assessment, soil boring tests, surveys and appraisals to determine the feasibility of using the property for the construction and operation of an ethanol plant.
          2. The Seller shall permit the Buyer and its representatives, agents, employees, lenders, contractors, appraisers, architects and engineers, access to and entry on the Property, and the Buyer’s consultants may examine, inspect, measure and test the Property for the purposes set forth herein and for all other reasonable purposes, until this Option Agreement terminates.
          3. The Buyer shall notify the Seller’s existing Tenant in advance of its intention to enter upon the premises for such purposes. The Buyer shall reimburse the Seller’s Existing Tenant for any damages caused to such Tenant’s crops as a result of the Buyer’s entry upon, or inspection, evaluation and investigation of the property.
K. Attorney’s Fees: Costs
     In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.
L. Persons Bound: Notice
     This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. Whenever the context permits, singular shall include plural and one gender shall include all. Notice given by or to the attorney for any party shall be as effective as if given by or to the party.
M. Possession
     Except as expressly noted herein, Seller represents that there are no parties in possession other than the Seller. Seller agrees to deliver full possession of the property at the time of closing except as specifically provided herein.
N. Other Agreements
     No prior or present agreements or representations shall be binding upon Buyer or Seller unless included in this Agreement. No modifications or changes in this Agreement shall be valid or binding upon the parties unless in writing and executed by the party or parties to be bound thereby.
O. Notice to Parties
     Notices shall be effective for all purposes pursuant to the Agreement if sent by First Class United States Mail with postage prepaid to the parties at the following addresses:
1. To the Seller. Notice shall be mailed to the Seller at the following address:
Gaylen TenHulzen
4425 Greyhawk Ridge Drive
Sioux City, Iowa 51106
2. To the Buyer. Notice shall be mailed to the Buyer at the following address:
E Energy Adams, LLC
105 East Veterans Street
Tomah, WI 54660
P. Assignment
     It is specifically understood and agreed by the parties hereto that the Buyer shall be entitled to assign its rights and obligations under this Option Agreement to the appropriate governmental body for roadway purposes.
Q. Default: Remedies
     In the event that either party defaults in the performance of its obligations under this Agreement, the other party shall be entitled to pursue any and all legal and equitable remedies available under Nebraska Law, including but not limited to specific performance of this Option Agreement.

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

By:	/s/ Jean G. TenHulzen

Title:

Social Security #	XXX-XX-XXXX

E ENERGY ADAMS, LLC
By: /s/ Jack L. Alderman
Title: President

STATE OF NEBRASKA	)		[ General Notary – St. of Nebraska	]
	)	ss.	[ [seal] Diane K. Nieveen	]
COUNTY OF GAGE	)		[ My Comm. Exp. March 31, 2006	]
     The foregoing instrument was acknowledged before me on July 29 2005, by /s/ Diane K. Nieveen

/s/ Diane K. Nieveen
Notary Public

My Commission Expires: March 31, 2006

STATE OF WISCONSIN	)
	)	ss.
COUNTY OF MONROE	)
The foregoing instrument was acknowledged before me on Aug 1st, 2005
By Jack L. Alderman, President of E Energy Adams, LLC, a Nebraska LLC, on behalf of the Corporation

/s/ Diane M. Batten

My Commission Expires: 5/3/09	Notary Public
	[ Diane M. Batten	]
	[ [seal] Notary Public	]
	[ State of Wisconsin	]